March 1, 2024

LETTER AGREEMENT

AMG Funds I (the “Trust”)

AMG Systematica Subsidiary Fund I

680 Washington Boulevard, Suite 500

Stamford, Connecticut 06901

Re: Expense Limitation and Recoupment Agreement

Ladies and Gentlemen:

This Letter Agreement documents (i) an undertaking by AMG Funds LLC (the “Adviser”) to limit the aggregate of the total operating expenses of AMG Systematica Managed Futures Strategy Fund, a series of the Trust (the “Fund”), and the total operating expenses of AMG Systematica Subsidiary Fund I (the “Subsidiary”), and (ii) the agreement between the Adviser, the Trust and the Subsidiary regarding the extent to which the Adviser will, under certain circumstances, receive payment from the Fund and the Subsidiary as recoupment of certain amounts paid, waived or reimbursed by the Adviser with respect to the Fund and the Subsidiary in fulfillment of such undertaking by the Adviser to limit the total operating expenses of the Fund and the Subsidiary.

Effective as of March 1, 2024, and until at least February 1, 2026 (and any subsequent periods as may be designated by the Adviser by notice to the Fund and the Subsidiary), the Adviser hereby undertakes to waive its investment advisory fee payable by the Fund and/or the Subsidiary (but not below zero) and/or pay or reimburse the Fund’s and/or the Subsidiary’s expenses in order to limit the aggregate of the Fund’s total annual operating expenses and the Subsidiary’s total annual operating expenses (exclusive of taxes, interest (including interest incurred in connection with bank and custody overdrafts and in connection with securities sold short), shareholder servicing fees, distribution and service (12b-1) fees, brokerage commissions and other transaction costs, dividends payable with respect to securities sold short, acquired fund fees and expenses, and extraordinary expenses) to the annual rate of 1.40% of the aggregate average daily net assets attributable to the Fund and the Subsidiary (this annual rate or such other annual rate that may be in effect from time to time, the “Expense Cap”). The Fund and the Subsidiary agree to pay the Adviser all amounts paid, waived or reimbursed from time to time by the Adviser with respect to the Fund and the Subsidiary pursuant to this Letter Agreement or any predecessor expense limitation agreement, provided that the amount of such additional payment by the Fund and the Subsidiary in any year, together with all other expenses of the Fund and the Subsidiary, in the aggregate, would not cause the aggregate of the Fund’s total annual operating expenses and the Subsidiary’s total annual operating expenses (exclusive of taxes, interest (including interest incurred in connection with bank and custody overdrafts and in connection with securities sold short), shareholder servicing fees, distribution and service (12b-1) fees, brokerage commissions and other transaction costs, dividends payable with respect to securities sold short, acquired fund fees and expenses, and extraordinary expenses) in any such year to exceed either (i) the Expense Cap that was in effect at the time such amounts were paid, waived or reimbursed by the Adviser, or (ii) the Expense Cap that is in effect at the time of such additional payment by the Fund or the Subsidiary, and provided further that no additional payments by the Fund or the Subsidiary will be made with respect to amounts paid, waived or reimbursed by the Adviser more than thirty-six (36) months after the date such amounts are paid, waived or reimbursed by the Adviser.

Any payments by the Fund and the Subsidiary under this Letter Agreement shall be in addition to all amounts otherwise payable to the Adviser as an investment advisory fee, administration fee, shareholder servicing fee and/or any other fee for services to the Fund.

This Letter Agreement shall terminate: (i) in the event the Adviser ceases to be the investment adviser of the Fund; (ii) upon mutual agreement between the Adviser, the Trust’s Board of Trustees; or (iii) in the event of the Fund’s liquidation unless the Fund is reorganized or is a party to a merger in which the surviving entity is successor to the accounting and performance information of the Fund. The term “Adviser” as used throughout this Letter Agreement shall include any entity that is the successor to the assets and liabilities of AMG Funds LLC that is the future investment adviser of the Fund and to whom the Letter Agreement is assigned. The term “Fund” as used throughout this Letter Agreement shall include any entity into which AMG Systematica Managed Futures Strategy Fund is reorganized and which is the successor to the accounting and performance information of AMG Systematica Managed Futures Strategy Fund.

A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer or trustee of the Trust in his or her capacity as an officer or trustee of the Trust and not individually and that the obligations of or arising out of this instrument are not binding on any of the trustees, officers or shareholders individually, but are binding only upon the assets or property of the Trust or the Fund.

Sincerely,

AMG FUNDS LLC

By:
Name: Keitha L. Kinne
Title: Chief Operating Officer
Date: March 1, 2024

ACKNOWLEDGED AND ACCEPTED

AMG FUNDS I

By:
Name: Thomas Disbrow
Title: Treasurer, Chief Financial Officer,
and Principal Financial Officer
Date: March 1, 2024

AMG SYSTEMATICA SUBSIDIARY FUND I

By:
Name: Thomas Disbrow
Title: Authorised Signatory
Date: March 1, 2024